                                   EXHIBIT 4.7

                             THIRD AMENDMENT TO THE
                           BELDEN WIRE & CABLE COMPANY
                             RETIREMENT SAVINGS PLAN


WHEREAS, Belden Wire & Cable Company (hereinafter referred to as the "Employer") established the Belden Wire & Cable Company Retirement Savings Plan (hereinafter referred to as the "Plan") restated as of January 1, 2001 for the benefit of certain employees of the Employer;

WHEREAS, Section 1 of Article XVIII of the Plan in effect prior to this amendment provides that provides that the Employer may amend the Plan at any time;

WHEREAS, the Employer deems it desirable to make certain revisions to the Plan;

WHEREAS, the Company deems it desirable to reaffirm/clarify the Company's role in the administration of the Plan;

NOW, THEREFORE, the Plan is amended hereinafter set forth.

1. The plan is amended by replacing the term "Benefits Committee" with "Company" throughout the document except where modified in this amendment.

2. Article I is amended by deleting Section 8, the definition of Benefits Committee in its entirety.

3. Article I is amended by adding the following definition between definitions 10 and 11:

         "10A "Company" means the Belden Wire & Cable Company, its corporate successors, and the surviving corporation resulting from any merger or consolidation of Belden Wire & Cable Company with any other corporation or corporations."

4. Article I, is amended by adding the following definition between definitions 39 and 40:

         "39A. "Plan Administrator" means the person(s), organization(s) or committee acting as plan administrator, as defined in ERISA in accordance with Article XVII."

5. Article XI, Section 5 is amended effective January 1, 2004 in its entirety as follows:

         "Section 5 Investment of Employer Matching Contributions Account

         Regardless of the Participant's election pursuant to the other sections in this Article, all of the Employer Matching Contributions Account will be invested in the Investment

         Fund that primarily holds Employer Stock (effective January 11, 2000 for Participants of Belden Communications).

         A Participant may transfer all or a portion of the Participant's Company Matching Contributions Account into the Belden Stock Fund or out of the Belden Stock Fund to other Investment Funds as of any Valuation Date. This transfer is executed using procedures similar to those specified in Section 3 of this Article. Additional restrictions on the timing of this election apply to officers of the Employer required to comply with Section 16 of the Securities Exchange Act of 1934 (as amended) and regulations issued thereunder.

         Prior to January 1, 2004, a Participant may transfer all or a portion of the Participant's Company Matching Contributions Account invested in the Belden Stock Fund to other Investment Funds as of any Valuation Date. This transfer is executed using procedures similar to those specified in Section 3 of this Article. Additional restrictions on the timing of this election apply to officers of the Employer required to comply with Section 16 of the Securities Exchange Act of 1934 (as amended) and regulations issued thereunder.

         Prior to March 1, 2002, a Participant may transfer all or a portion of the Participant's Company Matching Contributions Account as of any Valuation Date on or after the Participant reaches age 55. This transfer is executed using procedures similar to those specified in
         Section 3 of this Article. Additional restrictions on the timing of this election apply to officers of the Employer required to comply with
         Section 16 of the Securities Exchange Act of 1934 (as amended) and regulations issued thereunder."

6.       Article XIV Section 5 (A), is deleted and replaced with the following:

         "(A) General Forms of Payment

         Upon a Participant's retirement, or if the Participant has terminated employment and attained age 55, the Participant may elect his account balance be distributed in two parts as a percent or in a dollar amount between:

         (1)      a lump sum,

         (2) leave in the plan (the remaining account balance after the distribution must be at least $5,000), or

         (3) transfer (except the portion of the Participant's Account representing Employee After-Tax Contributions which are paid to the Participant in the form of a single lump sum) to the Belden Wire & Cable Company Pension Plan payable in accordance with the terms of that plan.

         The election must equal the total value of the Participant's account.

         An exception to the above rule occurs for Participants who were employed at the Clinton, Arkansas and Carmel, Indiana facilities. For those Participants who continued employment with the purchasing company and whose Account balance was at least $5,000, they were eligible to receive a lump sum of their Account balance until December 31, 2001. If they chose to leave their Account balance in the Plan, they would only be able to receive a distribution after their employment terminated with the purchasing company. If the Participant terminated employment with the purchasing company, they were treated as provided in this
         Article XIV. For Participants who continued employment with the purchasing company and whose Account balance was under $5,000, they received a single lump sum as defined in Section 5(C) of this Article.

         If a Participant's termination of employment is before reaching a retirement date defined in Section 2(A) of this Article and the Participant does not elect to defer payment until the Participant attains age 55, the Participant may elect his account balance be distributed in two parts as a percent or in a dollar amount between:

         (4)      a lump sum, or

         (5) leave in the plan (the remaining account balance after the distribution must be at least $5,000).

         The election must equal the total value of the Participant's account.

7.       Article XVI, is deleted and replaced with the following:

                                  "ARTICLE XVI

                                 THE TRUST FUND


         Section 1 Trust Agreement

         The Company shall execute a Trust Agreement with a Trustee or Trustees to manage and operate the Trust Fund and to receive, hold, and disburse the corpus of the Trust fund as may be necessary to carry out the provisions of the Plan.

         The Trust Agreement shall provide for designation of the fiduciary or fiduciaries of the Plan that shall have discretion as to the securities in which the Trust Fund shall be invested or reinvested, provided that the investments shall be limited to those which are legal investments under ERISA, which investment fiduciaries may include one or more Investment Managers as defined in ERISA. The Trust Agreement shall include a provision for commingled investments of the trust Fund in a single joint trust fund with the assets of other qualified employee pension benefit plans maintained by the

         Company or by an Affiliated Company for the purpose of pooling investment experience.

         The Company may from time to time change the Trustee then serving under the Trust Agreement for another Trustee. If a bank or trust company is designated as Trustee, the bank or trust company shall be a bank or trust company incorporated under the laws of the United States or of any state and qualified to operate thereunder as trustee.

         The Company may modify any Trust Agreement to accomplish the purposes of the Plan and the Company may remove any Trustee and appoint any successor or successors with or without cause. The Company shall provide the Trustee appropriate notice as agreed to in the trust agreement before removing the Trustee.

         Section 2 Investment Funds

         (A) The Company at its discretion may instruct the Trustee to establish one or more Investment Funds or prospectively modify the permissible investments or investment objectives of existing Investment Funds. The Investment Funds may include investment funds maintained by the Trustee. The Company may direct the Trustee to discontinue an Investment Fund or to continue an Investment Fund but cease accepting any additional contributions to the fund.

         (B) The Investment Funds shall include an investment fund invested primarily in common stock issued by Belden Inc. A portion of this Investment Fund, called the Belden Stock Fund, may be invested in short-term fixed income investments and money market investments. Pursuant to the direction of the Company, the Trustee (or investment fund manager) is authorized to acquire, hold and dispose of Belden Inc. stock. As provided for in ERISA Section 404(a)(2), the fiduciary duty of diversifying plan investments is not violated by the establishment and maintenance of this Belden Stock Fund. The Company may decide that this fund not hold contributions other than Employer Matching Contributions.

         Contributions to the Belden Stock Fund may be paid in shares of Belden Inc. Common Stock. Contributions to other Investment Funds must be paid in cash.

         Participants who have shares of Belden Inc. stock in their Participant Accounts shall be named fiduciaries with respect to the voting of such shares and shall have the following rights and responsibilities.

                  (i) Prior to each annual or special meeting of the shareholders of Belden Inc., the Company shall direct the Trustee to furnish each Participant to whose Account shares of Belden Inc. stock are allocated a copy of the proxy solicitation material together with a form requesting confidential voting instructions with respect to the voting of such shares. The Company shall also direct the Trustee as to how to handle the voting of shares for which the Trustee does not receive instructions. The Company shall instruct the Trustee to vote shares on which instruction is received as directed by the Participants and shall vote shares on which no instruction is received in the same proportion as the shares on which instruction was received. Upon receipt of such instructions, the Company hereby directs the Trustee to then vote in person or by proxy such shares of Belden Inc. stock as so instructed.

                  (ii) The Company shall direct the Trustee to furnish each Participant to whose Account shares of Belden Inc. stock are allocated notice of any tender or exchange offer for or a request or invitation for tenders or exchanges of Belden Inc. stock made to the Trustee. The Company also directs that the Trustee shall request from each such Participant instructions as to the tendering or exchanging of the shares of Belden Inc. stock allocated to the Participant's Account as well as to the tendering or exchanging of shares for which the Trustee does not receive instructions. The Company shall instruct the Trustee to vote shares on which instruction is received as directed by the Participants and shall vote shares on which no instruction is received in the same proportion as the shares on which instruction was received. The Company directs that the Trustee shall provide Participants with a reasonable period of time in which they may consider any such tender or exchange offer for or request or invitation for tenders or exchanges of Belden Inc. stock made to the Trustee. Within the time specified by the Trustee, as directed by the Company, the Trustee shall tender or exchange such shares as to which the Trustee has received instructions to tender or exchange.

                  (iii) Instructions received from Participants by the Trustee regarding the voting, tendering, or exchanging of Belden Inc. stock shall be held in strictest confidence and shall not be divulged to any other person, including officers or employees of the Company, except as otherwise required by law, regulation, or lawful process.

         (C) The Investment Fund that primarily invested in stock of Cooper Industries, Inc. (i) did not accept any additional contributions or reallocations of existing account balances invested in other Investment Funds and (ii) was discontinued effective March 31, 1997. Participants were permitted to transfer assets out of this Investment Fund using procedures similar to those specified in Section 3 of Article XI.

         Section 3 Investment of Funds

         The Investment Funds provided under Section 2 of this Article will be established by the Trustee based on instructions from the Company, subject to the provisions of the Trust Agreement.

         The Trustee may cause any part or all of the assets of the Trust Fund to be commingled with the funds of other qualified trusts, to the extent allowed by law, and invested in one or more collective investment funds. The Trust Fund assets so invested shall be subject to all of the terms of the declaration(s) of trust creating the collective investment fund(s), which shall constitute part of the Trust Agreement.

         Section 4 Expenses

         The Trust Fund shall pay all reasonable expenses of administering the Plan or the Trust Fund. However, the Employer may, at its own discretion, pay any of these expenses directly or reimburse the Trust Fund for the payment of any of these expenses. In addition, to the extent required by law for investments in common stock of Belden Inc., the Employer must pay or reimburse the Trust for brokerage, commissions and transfer taxes on the purchase or sale of the Belden Inc. common stock. Any expense paid for from the Trust Fund (or an Investment Fund within the Trust Fund) shall reduce the net income for the Trust Fund (or the Investment Fund) as of the Valuation Date on or next following the date the expense was paid, unless the Company decides on a nondiscriminatory basis that a different mechanical procedure for allocating the expenses among Participants' Accounts is more appropriate.

         Except as provided in the following Section, at no time prior to the satisfaction of all liabilities with respect to Participants and their beneficiaries under the trust may any part of the Trust Fund be used for, or diverted to, purposes other than for the exclusive benefit of providing benefits to Participants and their beneficiaries and defraying reasonable expenses of administering the Plan.

         Section 5 Return of Contributions

         Contributions by the Employer are conditioned on deductibility under Code Section 404(a). The Employer will have no right, title or interest in the contributions made by it to the Trust Fund and no part of the Trust Fund will revert to the Employer.

         However, if a contribution made by the Employer is disallowed as a tax deduction, the contribution will be returned to the Employer within 1 year of the date of disallowance and if a contribution by the Employer or the Participant in any calendar year is made by mistake of fact, the contribution will be returned to the Employer or the Participant within 1 year of payment of the contribution."

8.       Article XVII, is deleted and replaced with the following:

                                  "ARTICLE XVII
                                 ADMINISTRATION


         Section 1 Plan Administrator

         The Company shall be the Plan Administrator for the purpose of complying with the reporting and disclosure requirements of ERISA, as well as other actions and duties specified by ERISA for the Plan Administrator. The Plan Administrator shall have all of the powers and authority as may be necessary to discharge its functions under the Plan, including, but not limited to the following:

         (A) To adopt and prescribe policies and procedures to be followed by Employees in filing applications for participation and benefits and for the furnishing and verification of evidence and proofs necessary to establish a Participant's benefit under the Plan.

         (B) To develop procedures for the establishment and maintenance of records and Participant's Accounts as may be necessary to determine a Participant's interest under the Plan and from time to time appoint a recordkeeper.

         (C) To make findings of facts and determinations as to the rights of any Participant applying for a retirement benefit and review claims in accordance with Section 4 of this Article and ERISA.

         (D) To obtain from the Company and its affiliates, from the Trustee and from the Participants the information as shall be necessary for the proper administration of the Plan.

         (E) To establish appropriate procedures for authorizing the Trustee to establish Investment Funds as set forth in Article XVI and to make benefit payments from the funds to persons entitled to benefits under the Plan.

         (F) To establish procedures in accordance with law for determining whether a court order is a Qualified Domestic Relations Order.

         (G) To interpret the Plan and to decide finally and conclusively in its sole discretion any questions that may arise in connection with the Plan.

         (H) To provide Participants, the Secretary of Labor and the Secretary of the Treasury with information as is required to be furnished by ERISA with the appropriate officer or designee authorized to sign any forms on behalf of the Plan Administrator.

         (I) To handle direct rollovers of distributions as specified in Section 6 of Article XIV.

         (J) To decide whether a partial termination of the Plan has occurred, after considering the situation's facts and circumstances. Benefits under this Plan will be paid only if the Company decides in its discretion that the applicant is entitled to them.

         (K) To determine when Participants must be notified of any temporary suspension, limitation, or restriction of their ability to execute various transactions under this plan (including any notices required by ERISA Section 101(i)) and to determine the content and method of distribution of the notices.

         (L) Except as needed to comply with other laws, to designate a fiduciary responsible for ensuring that information related to ownership of employer securities and voting, tender and similar rights is maintained in accordance with procedures which are designed to safeguard the information's confidentiality.

         (M) If it is determined that there is a situation involving a potential for undue employer influence upon participants regarding their exercise of shareholder rights, to appoint an independent fiduciary (not affiliated with any plan sponsor) to carry out the duties in (L) above.

         The Company may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties. The Company shall be a "named fiduciary" as that term is defined in Section 402(a)(2) of ERISA. The Company may:

         (1) Delegate and allocate any powers, authorities, or responsibilities for the operation and administration of the Plan, which are retained by it or granted to it by this Article, to the Corporate Compensation Committee or its designees, or the Trustee; and

         (2) designate a person or persons other than itself to carry out any of such powers, authorities, or responsibilities; and

         provided, however, that no powers, authorities, or responsibilities of the Trustee shall be subject to the provisions of paragraph (2) of this Section; and provided further, that an allocation or delegation affecting the Trustee first shall be accepted by the Trustee in writing, signed by it and delivered to the Company.

         Any act authorized, permitted, or required to be taken by the Company under the Plan, which has not been delegated may be taken by a majority of the members of the Board of Directors of the Company, either by vote at a meeting, or in writing without a meeting. All notices, advice, directions, certifications, approvals, and instructions required or authorized to be given by the Company under the Plan shall be in writing and signed by either:

         (1) a majority of the members of the Board of Directors of the Company;

         (2) such member or members of the Board of Directors as may be designated by an instrument in writing, signed by all members of the Board, as having authority to execute such documents on its behalf; or

         (3) a person who becomes authorized to act for the Company by the procedures previously described in this Section.

         Subject to the claims review procedure as described in the Plan, any action taken by the Company, the Corporate Compensation Committee or its designees, which is authorized, permitted, or required under the Plan shall be final and binding upon the Company, each Employer and the Trustees, all persons who have or who claim an interest under the Plan, and all third parties dealing with any Trustee or the Company.

         The Company, the Corporate Compensation Committee or its designees shall have the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations, whether legal or factual, that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Company, the Corporate Compensation Committee or its designees, even if (1) such discretion is not expressly called for by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. In the event of a review by a court, arbitrator or any other tribunal of any such decision or determination, any exercise of discretionary authority by the Company, the Corporate Compensation Committee or it designees shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

         Section 2 Submission of Requests

         Unless a provision expressly states otherwise, if an Employee, Participant, or Beneficiary makes a request, the request must be filed with the Company or the third party administrator retained by the Company for the purpose of administering this Plan. As used in this Section, a request includes any agreement, election, designation, notification, or any other similar act taken by an Employee, Participant, or Beneficiary under this Plan.

         The Company may require that the request be made (i) through a voice response touch-tone telephone system, or Internet website, or other interactive communication system, (ii) on a form prepared by the Company, or (iii) by either of the preceding methods.

         The Company may specify (and modify) the deadlines for submitting various types of requests, provided that the administrative deadlines are uniformly enforced. The Company may refuse to accept Participants' loan requests, withdrawal requests, elections to change the percentage of Elective Deferrals or Employee After-Tax Contributions, investment elections, or requests to reallocate existing Account balances during any period in which it is not administratively feasible to complete those transactions due to administrative changes in the plan's procedures provided that this refusal is uniformly enforced, provided that any required notices to Participants be distributed as required by law.

         Section 3 Limitation of Liability

         The Company, the Board of Directors of the Company, the Corporate Compensation Committee and its designees, and the Company's officers will be entitled to rely upon all tables, certificates, and reports furnished by any recordkeeper, actuary, accountant, servicing organization, or the Trustee and upon the opinions given by any legal counsel, in each case duly selected by the Company.

         Each fiduciary shall assume no obligation or responsibility with respect to any act or action required under the provisions of the Plan or Trust Agreement on the part of any other fiduciary unless the fiduciary knowingly participates in or undertakes to conceal a breach of duty committed by any other fiduciary. If any fiduciary has knowledge of any breach of duty by another fiduciary, the fiduciary must take reasonable steps under the circumstances then prevailing to remedy the breach.

         Section 4 Claims Procedure

         Any denial by the Company of any claim for benefits under the Plan shall be in writing and delivered or mailed to the Participant or Beneficiary. The notice to the Participant or Beneficiary shall set forth the specific reasons for the denial and shall be written in a manner calculated to be understood by a Participant or Beneficiary. The Company shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a full and fair review of the decision denying the claim including the opportunity, within 60 days after notice of the decision, to appeal in writing to the Company, appoint someone as representative in the review process, and to review pertinent documents relating to the denial.

         Section 5 QDRO Procedure

         As authorized by Section 2(F) of this Article, the following procedures apply unless modified by the Company.

         Within 90 days after receiving any domestic relations order purporting to affect a Participant's Accounts in this Plan, the Company or its designee) shall determine whether the order is a Qualified Domestic Relations Order and notify the Participant and each Alternate Payee. If the Company determines that the order does not constitute a Qualified Domestic Relations Order, then it shall explain why the order fails to be a Qualified Domestic Relations Order.

         If the above action is not accomplished within 30 days after receiving any domestic relations order, then the Company shall first notify the same individuals that it received the order and that it will determine whether the order is a Qualified Domestic Relations Order within 90 days after the order was received.

         Each Alternate Payee may designate a representative for receipt of copies of notices sent pursuant to this Section.

         As soon as administratively feasible after receiving a domestic relations order, the Company may refuse to honor any loan, withdrawal, or distribution requests affecting the Participant's Accounts. This refusal shall last until the order is determined to be a Qualified Domestic Relations Order (in which case the Accounts will be subject to the terms of the order) or the Alternate Payee(s) notify the Company that the parties no longer intend to submit a Qualified Domestic Relations Order affecting the Participant's Accounts. This provision is intended solely to simplify the Plan's administration, and the Company does not hereby assume any duty toward the Alternate Payee prior to the date the order is determined to be a Qualified Domestic Relations Order."


9.       Article XVIII Section 1, is deleted and replaced with the following:

         "Section 1 Right to Amend

         The Company reserves the right to make any amendments to the Plan, with or without retroactive effect. Amendments shall be made by resolution of the Company's Board of Directors or by any persons authorized by resolution of the Directors to make amendments. The Company may make any amendment necessary to acquire and maintain a qualified status for the Plan under the Code and ERISA."

10. Article XX is amended Effective January 1, 2004 by adding the following subsection (5) at the end of the Article:

         "Section 5 Plan Type

         This defined contribution plan is established by the Company for the exclusive benefit of eligible employees and their beneficiaries. The Plan is intended to qualify and satisfy the requirements of the Internal Revenue Code Sections 401(a) and 501 and regulations promulgated under it.

         This plan is also intended to constitute a plan described in section 404(c) of the Employee Retirement Income Security Act."

11. Effective January 1, 2003, Addendum of Listing of Covered Locations is hereby deleted and replaced with the following:


                                   "ADDENDUM"

                   LISTING OF COVERED COMPANIES AND LOCATIONS

   COVERED COMPANIES/LOCATIONS                               EFFECTIVE DATE
Richmond, Indiana                                 August 1, 1993

Carmel, Indiana                                   August 1, 1993 through May 15, 1999

Clinton, Arkansas                                 August 1, 1993 through May 15, 1999

Essex Junction, Vermont                           August 1, 1993

Franklin, North Carolina                          August 1, 1993 through August 31, 1999
                                                  (plant closing)

Monticello, Kentucky                              August 1, 1993

Tompkinsville, Kentucky                           August 1, 1993

All Domestic Sales Offices                        August 1, 1993

Apple Creek, Ohio                                 January 1, 1996 through December, 1996
                                                  (plant closing)

Fort Mill, South Carolina (Formerly               January 1, 1998
Charlotte, North Carolina)

Alpha Wire Company                                October 1, 1999

Belden Technologies, Inc.                         January 1, 2000

Belden Communications Company                     January 1, 2000

Independent Cable, Inc.                           December 31, 2001
Hudson, Massachusetts

                                                                              12